Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE SECOND QUARTER OF FISCAL 2020

Keene, N.H. April 30, 2020 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.11 per unit for the second quarter of fiscal 2020, payable on May 27, 2020 to holders of record on May 15, 2020. Natural gas sold during the first calendar quarter of 2020 is the primary source of royalty income on which the May 2020 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.11 per unit is 50%, or $0.11 per unit, lower than the distribution of $0.22 per unit for the second quarter of fiscal 2019. Under both the Mobil and OEG Royalty Agreements, gas prices, gas sales and average exchange rates were down in comparison to the second quarter of fiscal 2019, with the decline in gas prices having the greatest impact. Specific details will be available in the earnings press release scheduled for publication on or about May 15, 2020.

The table below shows an estimate of the amount of royalties anticipated to be received in the third quarter of fiscal 2020 based on the actual amount of royalties that were payable to the Trust for the first calendar quarter of 2020. Amounts in dollars are based on the current exchange rate of 1.08417. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred. Distributions are based on royalty income received less expenses incurred or anticipated.

Estimated Combined Royalties Anticipated in	Combined Royalties in Euros	Combined Royalties in Dollars	Dollar Royalties in Cents per Unit
May	Euros 421,481	$456,957	$0.0497
June	Euros 421,481	$456,857	$0.0497
July	Euros 421,481	$456,957	$0.0497

The cumulative 12-month distribution, which includes the May 2020 distribution and the three prior quarterly distributions, is $0.57 per unit. This 12-month cumulative distribution is 26.92% or $0.21 per unit lower than the prior 12-month cumulative distribution of $0.78 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.